Exhibit 99.1

FOR IMMEDIATE RELEASE

September 21, 2006

Contacts: (Media) Thomas Forsythe (763) 764-6364

(Analysts) Kris Wenker (763) 764-2607

GENERAL MILLS REPORTS RESULTS FOR FISCAL 2007 FIRST QUARTER

Net Sales Increased 7 Percent to $2.86 Billion

Diluted Earnings Per Share Grew 16 Percent to 74 Cents

MINNEAPOLIS, MINN.---General Mills, Inc. (NYSE: GIS) today reported results for the first quarter of fiscal 2007. Net sales for the 13 weeks ended Aug. 27, 2006, increased 7 percent to $2.86 billion, as worldwide unit volume rose 4 percent. Segment operating profits grew 7 percent to $532 million. Net earnings totaled $267 million, up 6 percent despite higher interest expense and the adoption of a new accounting standard for stock-based compensation (SFAS 123R) in this year’s first quarter. Diluted earnings per share (EPS) totaled 74 cents, up 16 percent from 64 cents a year ago.

Chairman and Chief Executive Officer Steve Sanger said, “This is a solid start to the year, driven by good unit volume and sales gains in each of our three operating segments---U.S. Retail, International, and Bakeries & Foodservice. The sales strength reflects continued growth momentum in our established businesses, along with new product introductions under way in markets around the world.”

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U.S. Retail Segment Results

Net sales for General Mills’ domestic retail operations grew 5 percent to $1.91 billion for the first quarter, with unit volume up 3 percent. Operating profits grew faster than sales, increasing 8 percent to $447 million. The margin expansion reflects favorable production mix and efficient plant performance.

The Meals division recorded a 7 percent net sales increase, led by Helper dinner mixes and Progresso ready-to-serve soups. Yoplait division net sales grew 8 percent with continued strong performance by the Yoplait Light product line and contributions from new Whips! and Thick n’ Creamy varieties. Snacks division net sales grew 7 percent including contributions from new items such as coffee-flavored Caribou Bars and Select Chex Mix varieties. Big G cereals recorded a 4 percent net sales increase with gains by established brands such as Honey Nut Cheerios and Fiber One, and contributions from new products including Fruity Cheerios. Net sales for Pillsbury USA (refrigerated dough, Totino’s frozen pizza and snack rolls) matched prior-year levels, and Baking Products net sales grew 1 percent. Net sales for the company’s Small Planet Foods organic business grew 34 percent in the quarter.

International Segment Results

Net sales for General Mills’ consolidated international businesses grew 13 percent to $505 million. Unit volume increased 7 percent, including strong contributions from new products, and foreign exchange contributed 4 points of net sales growth. Operating profits totaled $56 million. This was $3 million below year-ago levels, due to strong levels of new-product marketing support in this year’s quarter and comparison to a 74 percent profit increase in the period last year.

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Bakeries & Foodservice Segment Results

First-quarter net sales for Bakeries & Foodservice grew 9 percent to $445 million, reflecting 4 percent unit volume growth, pricing and favorable mix. Operating profits grew 7 percent to $29 million despite significantly higher commodity and fuel costs.

Joint Venture Summary

After-tax earnings from joint ventures totaled $19 million in the first quarter, matching prior year results. This year’s results include a $2 million after-tax charge that is part of a previously announced restructuring of the Cereal Partners Worldwide (CPW) manufacturing plants in the United Kingdom. Net sales for CPW grew 7 percent in the quarter. Net sales for the Haagen-Dazs joint ventures in Asia declined 4 percent. The 8th Continent joint venture with DuPont (U.S. soy beverages) posted a 2 percent net sales increase.

Corporate Items

Corporate unallocated expense totaled a net $43 million for the quarter compared to $37 million net expense a year ago. Fiscal 2007 results include the incremental effects of adopting SFAS 123R for stock-based compensation, which represented $40 million pretax expense in the quarter. Prior year first-quarter corporate expense included a $10 million charge to write down the asset value of a low-income housing investment.

Restructuring and other exit items contributed income of $2 million in the quarter, including a $9 million gain on the sale of a former manufacturing facility in Spain and a $6 million charge associated with divestiture of a par-baked bread business that was part of our Bakeries and Foodservice segment.

Interest expense for the quarter totaled $105 million, up 17 percent due to higher rates. The effective tax rate for the quarter was 35.8 percent.

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Cash Flow Items

Operating cash flow for the first quarter was $104 million, down from $158 million in the same period last year due to higher working capital use. During the first quarter, General Mills repurchased 14 million of the company’s common shares at an average price of $52.08 per share. Dividends grew to $126 million, reflecting two increases to the quarterly dividend rate effective in February 2006 and August 2006. Capital expenditures during the quarter were $61 million.

Outlook

“This is an excellent start to the fiscal year, as we are seeing strong operating performance across all business segments,” Sanger said. General Mills reaffirmed its fiscal 2007 guidance for low single-digit net sales growth, mid single-digit growth in segment operating profits, and diluted EPS of $3.03 to $3.08, including an estimated 11 to 12 cent impact from the adoption SFAS 123R for stock-based compensation.

Total company segment operating profit is a non-GAAP measure. A reconciliation of this measure to the relevant GAAP measure, operating profit, appears in the attached consolidated operating segment results schedule.

General Mills will hold a briefing for investors today, Sept. 21, 2006, beginning at 8:30 a.m. Eastern time. You may access the web cast from General Mills’ corporate home page: www.generalmills.com.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook” and statements made by Mr. Sanger, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates or tax rates; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in customer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; disruptions or inefficiencies in the supply chain; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; resolution of uncertain income tax matters; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statements to reflect future events or circumstances.

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GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited) (In Millions, Except per Share Data)

	13 Weeks Ended
	Aug. 27, 2006	Aug. 28, 2005

Net Sales	$2,860	$2,679

Cost of sales	1,796	1,686
Selling, general and administrative expense	575	532

Operating Profit	489	461

Restructuring and other exit costs (income)	(2)	9
Interest expense, net	105	90

Earnings before Income Taxes and After-tax
Earnings from Joint Ventures	386	362

Income Taxes	138	129

After-tax Earnings from Joint Ventures	19	19

Net Earnings	$267	$252

Earnings per Share – Basic	$.76	$.69

Earnings per Share – Diluted	$.74	$.64

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED OPERATING SEGMENT RESULTS
(Unaudited) (In Millions)

	13 Weeks Ended
	Aug. 27, 2006	Aug. 28, 2005

Net Sales:
U.S. Retail	$1,910	$1,826
International	505	446
Bakeries and Foodservice	445	407

Total	$2,860	$2,679

Operating Profit:
U.S. Retail	$447	$412
International	56	59
Bakeries and Foodservice	29	27

Total Segment Operating Profit	532	498

Corporate Unallocated Expense	43	37

Operating Profit	$489	$461

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited) (In Millions)

	Aug. 27, 2006	Aug. 28, 2005	May 28, 2006

ASSETS
Current Assets:
Cash and cash equivalents	$425	$609	$647
Receivables	1,165	1,108	1,076
Inventories	1,427	1,315	1,055
Prepaid expenses and other current assets	207	168	216
Deferred income taxes	159	194	182

Total Current Assets	3,383	3,394	3,176

Land, Buildings and Equipment, at Cost	5,858	5,677	5,806
Less accumulated depreciation	(2,910)	(2,656)	(2,809)

Net Land, Buildings and Equipment	2,948	3,021	2,997
Goodwill	6,643	6,675	6,652
Other Intangible Assets	3,667	3,594	3,607
Other Assets	1,945	1,692	1,775

Total Assets	$18,586	$18,376	$18,207

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$860	$753	$708
Current portion of long-term debt	2,082	1,666	2,131
Notes payable	2,221	871	1,503
Other current liabilities	1,778	1,748	1,796

Total Current Liabilities	6,941	5,038	6,138
Long-term Debt	2,406	4,240	2,415
Deferred Income Taxes	1,810	1,853	1,822
Other Liabilities	962	967	924

Total Liabilities	12,119	12,098	11,299

Minority Interests	1,137	1,134	1,136

Stockholders’ Equity:
Common stock, 502 shares issued, $.10 par value	50	50	50
Additional paid-in capital	5,725	5,597	5,653
Retained earnings	5,248	4,631	5,107
Common stock in treasury	(5,809)	(5,163)	(5,163)
Accumulated other comprehensive income	116	29	125

Total Stockholders’ Equity	5,330	5,144	5,772

Total Liabilities and Equity	$18,586	$18,376	$18,207

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In Millions)

	13 Weeks Ended
	Aug. 27, 2006	Aug. 28, 2005

Cash Flows – Operating Activities:
Net earnings	$267	$252
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	104	105
Stock-based compensation	53	11
After-tax earnings from joint ventures	(19)	(19)
Tax benefits on exercised options	—	9
Deferred income taxes	10	(6)
Changes in current assets and liabilities	(332)	(245)
Distributions of joint venture earnings	11	18
Pension and other postretirement activity	(13)	2
Restructuring and other exit costs (income)	(2)	9
Other, net	25	22

Net Cash Provided by Operating Activities	104	158

Cash Flows – Investing Activities:
Purchases of land, buildings and equipment	(61)	(45)
Acquisitions	(58)	(1)
Investments in affiliates, net	(127)	(5)
Proceeds from disposal of land, buildings & equipment	10	3
Other, net	(4)	(13)

Net Cash Used by Investing Activities	(240)	(61)

Cash Flows – Financing Activities:
Change in notes payable	720	571
Payment of long-term debt	(67)	—
Common stock issued	71	37
Tax benefit on exercised options	15	—
Purchases of common stock for treasury	(699)	(546)
Dividends paid	(126)	(123)

Net Cash Used by Financing Activities	(86)	(61)

Increase (decrease) in Cash and Cash Equivalents	(222)	36

Cash and Cash Equivalents – Beginning of Year	647	573

Cash and Cash Equivalents – End of Period	$425	$609

Cash Flows from Changes in Current Assets and
Liabilities:
Receivables	$(88)	$(79)
Inventories	(373)	(278)
Prepaid expenses and other current assets	14	36
Accounts payable	151	25
Other current liabilities	(36)	51

Changes in Current Assets and Liabilities	$(332)	$(245)

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1)	At the beginning of fiscal 2007, we shifted selling responsibility for several customers from our Bakeries and Foodservice segment to U.S. Retail. All prior year amounts have been restated for comparative purposes. For the first quarter of fiscal 2006, net sales of $13 million and operating profit of $5 million previously reported in our Bakeries and Foodservice segment have now been recorded in the U.S. Retail segment. Goodwill of $216 million previously reported in our Bakeries and Foodservice segment as of May 29, 2005, has now been recorded in the U.S. Retail segment.

We also made certain changes in the classifications of revenues and expenses at the beginning of fiscal 2007, including classifying shipping costs associated with the distribution of finished products to our customers as cost of sales (previously recorded in selling, general and administrative expense) and classifying certain trade-related costs and customer allowances as cost of sales or selling, general and administrative expense (previously recorded reductions of net sales). We have reclassified previously reported results to conform to the current year presentation.

We have provided a complete summary of the quarterly effect of these reclassifications for fiscal 2006 and fiscal 2005 on our website: www.generalmills.com.

At the beginning of fiscal 2007, we reclassified certain accrued liabilities, including trade and consumer promotion accruals, from accounts payable to other current liabilities, and we began classifying certain distributions from joint ventures as operating cash flows (previously reported as investing cash flows). We have reclassified previously reported balance sheets and statements of cash flows to conform to the current year presentation.

(2)	At the beginning of fiscal 2007, we prospectively adopted SFAS No. 123(R) “Share-based Compensation.” Prior to this adoption, no compensation expense was recognized for stock options granted. Beginning with the adoption of SFAS 123(R), we have recorded compensation expense for stock option grants based on their grant-date fair value, and we have revised our expense attribution method for all stock awards to recognize expense immediately for awards granted to retirement-eligible individuals or over the period from the grant date to the date retirement eligibility is achieved, if less than the contractual vesting period.

For the first quarter of fiscal 2007, compensation expense for all stock-based compensation was $53 million. As a result of the adoption of SFAS No. 123(R), stock-based compensation expense was $40 million higher than if we had continued our previous accounting method.

(3)	In the first quarter of fiscal 2007, we sold our previously closed plant in San Adrian, Spain resulting in a gain of $9 million. We also committed to a plan to divest our par-baked bread business, including plants in Chelsea, Massachusetts and Tempe, Arizona. This business had assets with a net book value of $14 million at August 27, 2006. We incurred an impairment loss of $6 million on the long-lived assets, including associated goodwill, as a result of the planned divestiture based on the expected sales proceeds and costs to dispose the business. The sale transaction is expected to close in September 2006. We also incurred $1 million of charges associated with restructuring actions previously announced.

In the first quarter of fiscal 2006, we recorded restructuring and other exit costs of $9 million, consisting of $8 million of charges related to an asset impairment recognized at our Swedesboro, New Jersey plant and $1 million of charges associated with restructuring actions previously announced. The restructuring actions previously announced also resulted in certain associated expenses, primarily adjustments to the depreciable life of the assets necessary to reflect the shortened asset lives which coincided with final production dates. These associated expenses were recorded as a cost of sales and totaled $2 million in the first quarter of fiscal 2006.

(4)	Basic and diluted earnings per share (EPS), including the impact of the adoption of SFAS 123(R) in the first quarter of fiscal 2007 and the effect of accounting for contingently convertible debt in fiscal 2006, were calculated as follows:

In Millions, Except Per Share Data	13 Weeks Ended

	Aug. 27, 2006	Aug. 28, 2005

Net earnings – as reported	$267	$252
Interest on contingently convertible debentures, after tax	—	5

Net earnings for diluted EPS calculation	$267	$257

Average number of common shares – basic EPS	352	365
Incremental share effect from:
Stock options	10	6
Restricted stock, stock rights and other	1	2
Contingently convertible debentures	—	29

Average number of common shares – diluted EPS	363	402

Earnings per Share – Basic	$.76	$.69
Earnings per Share – Diluted	$.74	$.64

(5)	During the first quarter of fiscal 2007 Cereal Partners Worldwide (CPW), our joint venture with Nestlé, completed the acquisition of the Uncle Tobys cereal business in Australia. We funded our 50 percent share of the purchase price by making additional advances to and equity contributions in CPW totaling $135 million (classified as investments in affiliates, net on the consolidated statements of cash flows) and by acquiring a 50 percent beneficial interest in certain intellectual property for $58 million (classified as acquisitions on the consolidated statements of cash flows).